Exhibit 3.1

                                    Delaware
                                   ----------             PAGE 1
                                The First State

I, JEFFREY W . BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "AIR INDUSTRIES GROUP, INC.", FILED IN THIS OFFICE ON THE SIXTEENTH DAY OF OCTOBER, A.D. 2009, AT 12:32 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.


[SEAL SECRETARY'S OFFICE 1793 DELAWARE 1855]

4089436    8100                         /s/ Jeffrey W Bullock
                                        -----------------------------
090941688                               Jeffrey W Bullock, Secretary of State
                                        AUTHENTICATION: 7588721
You may verify this certificate online
at corp.delaware.gov/authver.shtml              DATE : 10-16-09

                                                               State of Delaware
                                                              Secretary of State
                                                        Division of Corporations
                                                   Delivered 12:35 PM 10/16/2009
                                                       FILED 12:32 PM 10/16/2009
                                                    SRV 090941688 - 4089436 FILE

                            CERTIFICATE OF AMENDMENT
                                       OF
                           CERTIFICATE OF DESIGNATION
                                       OF
                      SERIES B CONVERTIBLE PREFERRED STOCK
                                       OF
                           AIR INDUSTRIES GROUP, INC.

Air Industries Group, Inc., a corporation organized and existing under the laws of the State of Delaware (herein referred to as the "Corporation"), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, does hereby certify:

A resolution providing for an amendment to the Certificate of Designation of the Series B Convertible Preferred Stock of the Corporation was duly adopted by the Board of Directors of the Corporation, which resolution provides as follows:

RESOLVED, that the Certificate of Designation creating the Series B Convertible Preferred Stock of the Corporation, filed with the Delaware Secretary of State on April 11, 2007, which authorized the issuance of two million (2,000,000) shares of Series B Convertible Preferred Stock be amended to increase the number of shares of Series B Convertible Preferred Stock which the Corporation is authorized to issue to four million (4,000,000) shares by substituting the words "four million (4,000,000) shares" for the words "two million (2,000,000) shares" in the second line of the second paragraph thereof.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Designation to be executed by its duly authorized officer this 16th day of October, 2009.

                                    AIR INDUSTRIES GROUP, INC.

                                    By: /s/ Peter D. Rettaliata
                                        -----------------------
                                        Peter D. Rettaliata
                                        President and Chief Executive Officer